Exhibit 10.11

CITY OF FORDYCE, ARKANSAS

and

INTERNATIONAL PAPER COMPANY

LEASE AGREEMENT

Dated as of January 1, 1997

LEASE AGEREMENT

THIS LEASE AGREEMENT, dated as of January 1, 1997, by and between the CITY OF FORDYCE, ARKANSAS, a municipality under the laws of the State of Arkansas, as lessor (the “City”), and INTERNATIONAL PAPER COMPANY, a corporation organized and existing under and by virtue of the laws of he State of New York, as lessee (the “Company”).

WITNESSETH:

WHEREAS, the City is authorized and empowered under the laws of the State of Arkansas, including particularly Title 14, Chapter 164, Subchapter 2 of the Arkansas Code of 1987 Annotated (the “Act”), to issue revenue bonds and expend the proceeds thereof to finance the cost of acquiring, constructing and equipping lands, buildings or facilities for securing or developing industry; and

WHEREAS, the City has undertaken to furnish permanent financing of the cost of acquiring certain industrial facilities located in Fordyce, Arkansas by the issuance of its Industrial Development Revenue Bonds - International Paper Company Project, in the aggregate principal amount of $1,050,000 (the “Bonds”), and in connection therewith the City and the Company have entered into this Lease Agreement); and

NOW, THEREFORE, for valuable consideration, receipt of which is hereby acknowledged by the City and the Company, and in consideration of the mutual benefits and covenants herein contained, the City and the Company AGREE as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Definitions.  In addition to the words and terms elsewhere defined in this Lease Agreement, the following words and terms as used in this Lease Agreement shall have the following meanings:

“Act” — Title 14, Chapter 164, Subchapter 2 of the Arkansas Code of 1987 Annotated, as amended and enacted from time to time.

“Bonds” — The City of Fordyce, Arkansas Industrial Development Revenue Bonds - International Paper Company Project, Series A and B, in the aggregate principal amount of $1,050,000, issued pursuant to the Bond Purchase Agreement.  Two Bonds designated “Series A” shall be issued in the principal amount of $450,000 each, and one Bond designated “Series B” shall be issued in the principal amount of $150,000.

“Bond Purchase Agreement” — The Bond Purchase Agreement dated as of January 1, 1997, between the City and the Purchasers, and any amendments and supplements thereto.

“City” — City of Fordyce, Arkansas, a municipality under the laws of the State of Arkansas, and its successors and assigns.

“Company” International Paper Company, a corporation organized and existing under the laws of the State of New York, and any assign that assumes the obligations of the Company pursuant to the provisions of this Lease Agreement.

“Environmental Laws” — Any federal, state or local law, statute, ordinance or regulation pertaining to health, industrial hygiene or the environmental conditions on, under or about the Premises, now or hereafter enacted or interpreted, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA’’), as amended, 42 U.S.C. Sections 9601 et seq., and the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.

“Event of Default” — Any event of default specified in Section 6.1 hereof.

“Hazardous Substances” — (a)  Those substances included within the definitions of “hazardous substances”, “Hazardous materials”, “toxic substances” or “solid waste” in CERCLA, RCRA and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq. and in the regulations promulgated pursuant to said laws;

(b)           Those substances defined as “hazardous wastes” or “PCB” in the applicable statutes of the State of Arkansas as amended from time to time, and in the regulations promulgated thereunder;

(c)           Those substances listed in the United States Department of Transportation Tab1e (49 CFT 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(d)           Such other substances, materials and wastes which are or become regulated under applicable local, state or federal law, which are classified as hazardous, corrosive, ignitable, or toxic under federal, state or local laws or regulations; and

(e)           Any material, waste or substance which is (i) petroleum; (ii) asbestos; (iii) polychlorinated biphenyls; (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 at seq. (33 U.S.C. 1321) or listed pursuant to Section 3078 of the Clean Water Apt (33 U.S.C. 1317); (v) flammable explosives; or (vi) radioactive materials.

“Lease Agreement” — This Lease Agreement and any amendments and supplements hereto.

“Mortgage” — The Mortgage dated as of January 1, 1997, between the City and the Purchasers, and any amendments and supplements thereto.

“Permitted Encumbrances” — (i) This Lease Agreement, the Mortgage, and the Bond Purchase Agreement, (ii) liens for taxes and assessments not then delinquent; (iii) any mechanic’s, laborer’s, materialmen’s, supplier’s, or vendor’s lien for work or services performed or materials furnished which are not yet due and payable; (iv) utility, access and other easements and rights of way, restrictions, reversions and exceptions that will not interfere with or impair the operations being conducted on the Premises, (v) such minor defects, irregularities, encumbrances, easements, rights of way, and clouds on title as normally exist with respect to properties similar in character to the Premises and as do not materially impair the value or utility of the Premises; and (vi) any other defect, irregularity, encumbrance, easement, right of way or cloud on title which is waived or permitted in writing by the City and Company.

“Premises” — The land, buildings, improvements and facilities leased by this Lease Agreement and described in Section 2.1 hereof.

“Purchasers” — Citizens First Bank, Fordyce, Arkansas (“Citizens”), Fordyce Bank & Trust Company, Fordyce, Arkansas (“FB&T”), and the Arkansas Development Finance Authority (“ADFA”).  Citizens and FB&T are the original purchasers of the Series A Bonds, and ADFA is the original purchaser of the Series B Bond, and the references include any subsequent owners of the Bonds.

“State” — The State of Arkansas.

Section 1.2             Use of Words and Phrases.  “Herein”, “hereby”, “hereunder”, “hereof”, “hereinabove”, “hereinafter”, and other equivalent words and phrases refers to this Lease Agreement and not solely to the particular portion thereof in which any such word is used.  The definitions act forth In Section 1.1 hereof include both singular and plural. Whenever used herein, any pronoun shall be deemed to include both singular and plural and to cover all genders.

ARTICLE II
DEMISING CLAUSES; DURATION OF LEASE TERM;
RENTAL PROVISIONS

Section 2.1             Lease of Premises.  Subject to the tarns and provisions hereinafter set forth, and in consideration of the rent to be paid by the Company and in consideration of the covenants and agreements herein contained to be kept and performed by the Company, the City does hereby lease, demise and let unto the Company, subject to Permitted Encumbrances, and the Company does hereby hire and take from the City, subject to Permitted Encumbrances, for the uses and purposes hereinafter set out, a parcel of property and all improvements, located in the City of Fordyce, Dallas County, Arkansas, with the specific premises outlined on Exhibit “A”, which is attached hereto and made a part hereof (the “Premises”) .

TO HAVE AND TO HOLD the Premises unto the Company for the team of this Lease Agreement as hereafter set forth.

Section 2.2             Term.  (a)  Initial Term.  Unless sooner terminated or extended as hereinafter provided, this Lease Agreement shall be for a period of twenty (20) years, commencing on January 10, 1997 (the “Commencement Date”) and ending an January 10, 2017.

(b)           Option Terms.  Provided the Company is not then in default, the City hereby grants to the Company the option to extend the term of this Lease Agreement for two (2) additional periods.  The Company may exercise the first option for five (5) years (“First Option Term”) by giving the City written notice not later than twelve (12) months before the expiration of the is initial term.  The Company may exercise the second option for four (4) years (“Second Option Term”) by giving the City written notice not later than twelve (12) months before the expiration of the First  Option Term. Time is of the essence with respect to the Company’s exercise of those options.  Such renewals shall be on the same terms and conditions as contained herein except that the annual base rent for both Option Terms shal1 be Nine Thousand Nine Hundred Eighty-Four and 00/100 ($9,984.00), payable in equal monthly installments of Eight Hundred Thirty-Two and 00/100 Dollars ($832.00).

Section 2.3             Rent.  (a)  The Company agrees to pay to the City, without demand, deduction or set-off, except as provided in this Lease Agreement, an initial annual base rental at the rate of One Hundred Thirteen Thousand One Hundred Ninety-six and 00/100 Dollars ($113,196.00) per annum, payable in equal monthly installments on the tenth day of each calendar month, commencing February 10, 1997, during the term of this Lease Agreement in the amount of Nine Thousand Four Hundred Thirty-Three Thousand and 00/100 ($9,433.00).

(b)           Upon the seventh (7th) anniversary of the commencement date, the annual rent shall be adjusted to reflect the then current interest rate on the Series A Bonds (the interest on which shall be Two Hundred (200) basis points over the interest rate of similar eight (8) year U.S. Treasury Notes, in no event exceeding nine percent (9%) per annum, determined as provided in the Bond Purchase Agreement).  The adjusted annual rent shall not exceed One Hundred Sixteen Thousand Nine Hundred Forty and 00/100 Dollars ($116,940.00), payable in monthly installments of Nine Thousand Seven Hundred Forty-Five and 00/100 Dollars ($9,745.00).

(c)           Upon the fifteenth (15th) anniversary of the Commencement Date the annual base rent shall be Nine Thousand Nine Hundred Eighty-Four and 00/100 ($9,984.00), payable in equal monthly installments of Eight Hundred Thirty-Two and 00/100 Dollars ($832.00).

(d)           Each payment made pursuant to this Section 2.3 shall be made in immediately available funds directly to the Purchasers for the account of the City at the address of the Purchasers set forth herein or, in the case of each subsequent owner of the Bonds, at the place designated in the notice of assignment of the Bonds provided in Section 2.09 of the Bond Purchase Agreement, or at such other place as shall from time to time be designated by the Purchasers or such subsequent owner of the Bonds in each case after notice in writing to the City and the Company.

(e)           In the event the Company should fail to make, or cause to be made, any of the payments required in this Section, the item or installment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid.

ARTICLE III
USE OF PREMISES

Section 3.1             Use of Premises.  The Premises shall be used by the Company for general office and warehouse use, manufacturing of paper products and uses incidental thereto.

The City represents that the Company’s use as set forth herein complies with all zoning ordinances and covenants and restrictions of record applicable to the Premises.

Section 3.2             Compliance with Laws.  During the term of this Lease Agreement, the Company shall, at the Company’s own cost and expense, comply with all laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof relating to the Premises, whether or not the same require repairs or alterations to the Premises.  The Company shall have the right to contest by appropriate legal proceedings, without cost or expense to the City, the validity of any law, ordinance, order, rule, regulation or requirement, applicable to the Premises, if no lien, charge or liability shall be imposed against the Premises or the City’s interest therein by reason thereof, and in such event, the Company may postpone compliance therewith until the final determination of any such proceeding.

Section 3.3             Services and Utilities.  The City shall furnish, at its own cost and expense, sewer, water, electric, gas and telephone connections into the Premises.

The Company shall pay all utility bills, including, but not limited to water, sewer, gas, electricity, telephone, fuel, light, and heat bills, for the Premises which services shall be separately monitored for the Premises.

Section 3.4             Maintenance and Repairs.  The Company shall, at all times during the term and at is own cost and expense, keep and maintain the Premises in good order and condition, except as such repairs are rendered necessary by the negligence of the City, its agents, employees, or invitees.

Section 3.5             Damage and Destruction.  (a)  In the event of the total destruction of the Premises by fire or other casualty during the term hereof, including any casualty attributable to any condition of the Premises which pre-exists the Commencement Data of this Lease Agreement or in the event of such partial destruction thereof as to render the Premises untenantable or unfit for occupancy, therein either event, unless such damages can, in the reasonable opinion of the City and the Company, be repaired within one hundred eighty (180) days after the occurrence, this Lease Agreement and the term hereby created shall cease from the date of such damage or destruction and the Company shall upon written notice from the City surrender the Premises to the City and the Company shall pay rent within said term only to the time of such damage or destruction.

If, however, in the reasonable opinion of the City and the Company, the damage as aforesaid can be repaired within one hundred eighty (180) days from the occurrence thereof, the City shall repair the Premises with all reasonable speed, and this Lease Agreement shall continue in full force and effect.

(b)           In the event or the partial destruction of the Premises by fire or other casualty during the term hereof, including any casualty attributable to any condition of the Premises which pre-exists the Commencement Date of this Lease Agreement, which partial destruction does not render the Premises untenantable or unfit for occupancy, the City shall repair the damage with all reasonable speed within Sixty (60) days thereafter, and this Lease Agreement shall continue in full force and effect.

(c)           If the City does not restore the Premises or the affected portion to tenantability within the periods set forth in subsections (a) and (b) above, the Company may then terminate this Lease Agreement, retroactive to the date of casualty by written notice delivered to the City within fifteen (15) days after the end of those periods.

(d)           All insurance money paid on account of such casualty shall be paid to the City and used to repair or restore the damaged or destroyed property.  It requested by the Company, all insurance proceeds delivered to the City pursuant to the terms of this Lease Agreement shall be held in a separate account in any bank or trust company selected by the City and acceptable to the Company.  The Company shall have the right to audit the expenditure and handling of such proceeds.

(e)           The City’s obligation to repair or restore the Premises pursuant to this Section 3.5 shall be limited to the insurance proceeds received by the City for such purpose.  If the insurance money shall he insufficient to pay all coats of such repair or restoration, the City shall not be liable for the deficiency.  Any balance of the insurance proceeds remaining over and above the cost of such repair or restoration shall be used to prepay or redeem the outstanding principal of the Bonds, in accordance with the provisions of the Bond Purchase Agreement, and the rent payable under Section 2.3 hereof shall be adjusted downwards accordingly.

Section 3.6             Building Alterations.  The Company may, at its own cost and expense, with the City’s prior written consent, which consent shall not be unreasonably withheld, make alterations, additions, or improvements in or to the Premises providing (i) the structural integrity and market value of the Premises are not materially lessened by reason thereof, (ii) such work is completed in a good and workmanlike manner and in compliance with all applicable laws, rules, regulations and ordinances, and (iii) the specifications for such work equals or exceeds the specifications for the original construction of the Premises, taking into consideration any changes in construction practices and technology which may exist at the time of such alterations.

All alterations, additions, and improvements which may be erected, installed or affixed on or in the Premises during the term are and shall be deemed to be and immediately become part of the realty and the sole and absolute property of the City and shall be deemed to be part of the Premises, except that all furniture, trade fixtures or demountable partitions installed by the Company shall be and remain the property of the Company.

The Company may, at its own cost and expense, without the City’s consent, install, replace or remove any of the Company’s trade fixtures, furniture, demountable partitions and equipment (all hereinafter referred to as “Trade Fixtures”).  Any or all such Trade Fixtures shall be and remain the property of the Company, and may, at the Company’s option and expense, be removed by the Company at any time during the term of the Lease Agreement or at the Lease Agreement expiration date.  Thu Company shall be liable for damaged to the Premises caused by the Company’s removal of its Trade Fixtures.

Section 3.7             Signs.  The Company shall not attach or erect or permit anyone to attach or erect any signs, symbols, lettering of any kind on the walls or roof of the Premises without the prior written consent of the City, which consent shall not be unreasonably withheld.

Section 3.8             Access and Inspection.  The Company shall have access to the Premises twenty-four (24) hours a day, cloven (7) days a week.

The City and the Purchasers shall have the right to enter upon the Premises during reasonable business hours for the purpose of inspection or for maintenance work or repairs in accordance with the provisions hereof, provided that prior notice shall be given to the Company.  The City and the Purchasers shall also have the right to enter at any time without notice in the event of fire, explosion or other emergency, for the purposes of controlling, extinguishing or abating the same.

Section 3.9             Insurance.  The Company shall, at the Company’s sole cost and expense, keep the Premises and improvements thereon covered by Fire and Extended Coverage insurance against the perils of fire, flood, lightning, windstorm, hurricane, hail, explosion, radioactive contamination, riot, civil commotion, vandalism, malicious mischief, smoke, aircraft or land vehicle, sonic shock wave, molten material, liquid and leakage of fire protection equipment, in an amount not less than one hundred percent (100%) of the replacement value thereof, including all improvements, alterations and additions which may be made.  The Company is responsible to pay all deductible amounts under this insurance.  The Company shall also procure and maintain a policy or policies of Comprehensive General Liability insurance, including contractual liability, with minimum limits of $1,000,000 combined single limit for bodily injury and property damage.  The Company shall have the right to self insure the risks consistent with the Company’s practices at similar facilities.

In addition, the Company shall procure and maintain during the entire term of this agreement, a policy or policies insuring: (i) Worker’s Compensation with minimum limits meeting statutory requirements, or a state approved self insurance plan; and (ii) Comprehensive General Liability insurance, including contractual, liability coverage, with a minimum combined single limit of $1,000,000 for bodily injury and property damage.  The Company shall have the right to self insure the risk consistent with the Company’s practices at similar facilities.  The Company is responsible for any and all deductible amounts under all policies required to be carried.

The insurance required by this Section shall name the City as an insured and the Purchasers as loss payees with respect to such insurance.  If requested, the Company shall provide the City and the Purchasers with a certificate or certificates of insurance providing evidence of this coverage.  (Requests for certificates of insurance should be directed to the International Paper Risk Management Department, 6400 Poplar Avenue, Memphis, TN, 30197.  A copy of this executed Lease Agreement must be sent with any requests for certificates.)  All certificates issued on the Company’s behalf shall contain a standard thirty (30) day notice of cancellation or material change.  The Company shall have the right to audit the expenditure and handling of proceeds of any insurance required by this Section.

Section 3.10           Taxes and Assessments.  The Company shall pay all general real estate taxes on the Premises and all special assessments, levies and any other typo of levy on real estate, prior to the date when such taxes shall become delinquent.  The Company shall reimburse the City for the foregoing taxes.

Notwithstanding the foregoing, taxes shall not include taxes or assessments for (i) improvements or alterations made by the City outside of the Premises, (ii) additions to the land or building, and (iii) the City’s federal or state income, franchise, inheritance or estate taxes.

The Company shall have the unrestricted right to contest the amount or validity of any taxes and special assessments required to be borne by it pursuant to this Section by appropriate legal proceedings provided, however, this shall not be deemed or construed in any way as relieving, modifying or extending the Company’s covenant to pay the same as required in this Section.  The City shall not be required to join in any such proceeding unless it shall be necessary for it to do so in order to properly prosecute such proceeding, in which event the City agrees to join in the proceeding.

The parties hereto recite knowledge of the decision of the Supreme Court of the state of Arkansas in Wayland v. Snapp, 232 Ark. 57, 334 S.W. 2d 633 (1960), concerning the exemption of properties owned by municipalities and used for securing and developing industry under and pursuant to the provisions of the Act.  The City has represented to the Company, and the City and the Company acknowledge that under their and other interpretations of present law, no part at the Premises will be subject to ad valorem taxation by the State or by any political or taxing subdivision thereof, and these factors, among others, materially induced the Company to enter into this Lease Agreement.

Section 3.11           Condemnation.  If the whole or any part of the Premises hereby leased shall be take by any public authority under the power of eminent domain, or shall be sold to such authority under the threat of such power, then this Lease Agreement shall cease on the part so taken or sold from the date the possession of such part shall be required for such public purpose, and the rent provided hereunder shall be paid to such date.  The net amount awarded as damages or paid as a result of such taking (being the gross award less attorney’s fees and other expenses and costs incurred in the condemnation proceedings) shall be paid to the Purchasers and used to prepay or redeem the outstanding principal of the Bonds in accordance with the provisions of the Bond Purchase Agreement.

If the portion of the Premises taken or sold is such as to destroy or impair the usefulness of the Premises for the purpose for which same have been leased hereunder, then the Company may elect to terminate this Lease Agreement and declare the same null and void as of the date of such taking or sale by giving written notice thereof to the City within thirty (30) days after the date of such taking or sale.  If the Company deem not elect to terminate this Lease Agreement than the rent payable by the Company under Section 2.3 hereof from and after the date when such possession is taken shall be reduced in the same proportion that the usefulness of the Premises is diminished for the Company’s business operation, such proportion to be mutually agreed upon by both parties, with due consideration being given to all pertinent factors, including the square footage of the space and the improvements involved.

Each party shall be entitled separately to assert against the condemning authority and to recover such damages as may have accrued to and for its respective estate.

ARTICLE IV
SPECIAL COVENANTS AND AGREEMENTS

Section 4.1             Indemnification.  The Company agrees to indemnify and save the City harmless against and from all claims by or on behalf of any person, firm, corporation or other legal entity arising from the conduct, use, operation or management of, or from any work or thing done on, the Premises during the term of this Lease Agreement from (i) the operations conducted by the Company on the Premises, (ii) any breach or default on the part of the Company in the performance of any of its obligations under this Lease Agreement, (iii) any act or negligence of the Company or any of its agents, contractors, servants, employees or licensees or (iv) any act or negligence of any assignee or sublessee of the Company, or of any agents, contractors, servants, employees or licensees of any assignee or sublessee of the Company.

The Company further agrees to indemnify and save the City harmless against and from all claims by or on behalf of any person, firm, corporation or other legal entity, but only if such claims are made not later than one year following the termination of this Lease Agreement, arising from the damages resulting in whole or in part from the escape, seepage, leakage, spillage, discharge, emission, discharging or release from or on, the Premises of any Hazardous Substance during the term of this Lease Agreement, including, but not limited to, any losses, liabilities, damages, injuries, costs (including response costs), expenses or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, any so-called “Superfund” or “Superlien” law, or any other Federal, State or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, to the extant caused by or resulting directly from the acts or omissions of the Company.

The Company agrees that, in the event any suit or action is brought against the City, its agents or employees to recover for or on account of any such claim, cause of action, loss, damage or cost, the Company will, at the request of the City, appear and defend said suit or action at the sole cost and expense of the Company, and will pay any judgment, including principal, interest and cost, that may be entered against the City therein when said suit or action is finally determined.

Section 4.2             Hazardous Substances; Compliance with Environmental Laws.  (a)  Except in strict compliance with all Environmental Laws, the Company shall not acquire, use, generate, manufacture, produce, store, release, discharge, dispose of, or arrange for the disposal of on, under or about the Premises or transport to or from the Premises any Hazardous Substance or allow any other person or entity to do so.

(b)           The Company shall keep and maintain the Premises in compliance with, and shall not cause or permit the Premises to be in violation of, any Environmental Law.

(c)           The Company shall give prompt written notice to the City and the Purchasers of:

(i)            Any proceeding by any government authority with respect to the presence of any Hazardous Substance on the Premises or the migration thereof from or to other property,

(ii)           All claims made by any third party against the Company or the Premises relating to loss or injury from any Hazardous Substance;

(iii)          The Company’s discovery of any occurrence or condition on the Premises or adjoining real property or in the vicinity of the Premises that could cause the Premises or part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Premises under any Environmental Law or to be subject to response or cleanup costs.

Section 4.3             Quiet Enjoyment.  The City covenants that the Company, upon paying said rent and performing the covenants and agreements contained herein, shall and may peaceably and quietly hold and enjoy the Premises for their term provided herein.

ARTICLE V
ASSIGNMENT AND SUBLEASING

Section 5.1             By Company.  Except as provided herein, the Company shall not assign this Lease Agreement nor sublet the Premises, in whole or in part, without the prior written consent of the City, which consent shall not be unreasonably withheld.  The consent of the City need not be obtained if the assignment or subletting is to a subsidiary or an affiliate of the Company.

No consent by the City to any assignment or sublease by the Company shall relieve the Company of any obligation to be performed by the Company under this Lease Agreement.

The Company shall, within fifteen (15) days after the delivery thereof, furnish to the City and the Purchasers a true and complete copy of the agreements or other documents effectuating any such assignment or sublease.

Section 5.2             By City.  The city shall have the right to sell, assign, transfer, in whole or in part, all of its rights in the Premises provided that any successor to the City agrees in writing that so long as the Company is not in default in the payment of rent or in the performance of any of the terms, covenants and conditions of this Lease Agreement upon the Company’s part to be performed (a) the Company shall not be disturbed in its possession and said successor shall carry out the City’s obligations under this Lease Agreement; and (b) the Company shall not be named in any action or proceedings by the holder of any mortgage to foreclosure thereunder, and any such action shall not result in the cancellation or termination of this Lease Agreement.  It is understood and agreed that (a) this Lease Agreement (and the payments due hereunder) will be assigned to the Purchasers as security for the payment of the principal of and interest on the Bonds, and (b) the Premises will be mortgaged to the Purchasers pursuant to the Mortgage as security for the payment of the principal of and interest on the Bonds.

ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES

Section 6.1             Events of Default.  The occurrence of any one of the following shall constitute an Event of Default:

(a)           Failure by the Company to pay when due any payment required to be made under Section 2.3 hereof, which failure shall continue for a period of ten (10) days.

(b)           Failure by the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed, which failure shall continue (i) for a period of thirty (30) days after written notice, specifying such failure and requiring that it be remedied, is given to the Company by the City or the Purchasers, unless the City and the Purchasers shall agree in writing to an extension of such time prior to its expiration, or (ii) for such longer period as may be necessary to remedy such default provided corrective action is instituted by the Company within the applicable period and is being diligently pursued.

(c)           The dissolution or liquidation of the Company or the filing by the Company of a voluntary or involuntary petition it bankruptcy, or failure by the Company promptly to lift any execution, garnishment or attachment of such consequence as will impair its ability to carry out its obligations under this Lease Agreement, or an assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors, or the approval by a court of competent jurisdiction of a .petition applicable to the Company in any proceeding for its reorganization instituted under the provisions of any bankruptcy act, or under any similar act which may hereafter be enacted.

Section 6.2             Remedies on Default.  Whenever any Event of Default hereunder shall have happened and be continuing, the Purchasers, or the City with the prior consent oaf the Purchasers, may take one or any combination of the following remedial steps:

(a)           Re-enter and take possession of the Premises, enforcing this Lease Agreement or terminating this Lease Agreement, and sell or lease the Premises, holding the Company liable for all rent and other payments due up to the effective date of such selling or leasing and for the difference in the purchase price, rent and other amounts paid by the purchaser or lessee pursuant to such sale or lease and the rents and other amounts payable by the Company hereunder; and

(b)           Take whatever action at law or in equity may appear necessary or desirable to collect the rent then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Lease Agreement.

Any amounts collected pursuant to action taken under this Section shall be applied in accordance with the Bond Purchase Agreement.

Section 6.3             No Remedy Exclusive.  No remedy conferred upon or reserved to the City or the Purchasers by this Lease Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Leave Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the City or the Purchasers to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than such notice as may be required in this Article.

Section 6.4             Waiver of Breach.  In the event that any agreement contained herein shall be breached by either the Company or the City and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.  In view of the assignment of the City’s rights in and under this Lease Agreement to the Purchasers under the Bond Purchase Agreement, the City shall have no power to waive any default hereunder by the Company without the consent of the Purchasers, and the Purchasers may exercise any of the rights of the City hereunder.

ARTICLE VII
MISCELLANEOUS

Section 7.1             Surrender of Premises.  At the expiration or termination of this Lease Agreement, or any extension or renewal hereof, the Company agrees to surrender the Premises to the City in as good condition and state of repair as when received, ordinary wear, tear, depreciation, decay and loss by and casualty excepted.

Notwithstanding the foregoing, any claims relating to the condition of the Premises, including but not limited to the Company’s obligation, if any, to maintain or repair the Premises or to make improvements or alterations or to remove or restore such items, must be presented in writing by the City to the Company within forty-five (45) days (which time is of the essence) after expiration or termination of this Lease Agreement or such claims sha11 be irrevocably waived.

Section 7.2             Holding Over.  In the event the Company remains in possession of the Premises after the expiration or termination of this Lease Agreement or any extension or renewal hereof, such holding over shall not serve to renew or extend this Lease Agreement.  The Company shall be deemed to be occupying the Premises as a month-to-month tenant with a rental rate of one hundred percent (100%) of the rental rate in effect at the end of the Lease Agreement.

Section 7.3             Notices.  Except as otherwise provided in this Lease Agreement, all notices, certificates or other communications shall be sufficiently given and shall be deemed given when delivered by hand delivery or when the same has been mailed by registered or certified mail, postage prepaid, to the City, the Company, or the Purchasers.  Copies of each notice, certificate or other communication given hereunder by or to the Company shall be mailed by registered or certified mail, postage prepaid, to the Purchasers; provided, however, that the effectiveness of any such notice shall not be affected by the failure to send any such copies.  Notices, certificates or other communications shall be sent to the following addresses:

City:	City of Fordyce, Arkansas City Hall, 101 South Main Fordyce, Arkansas 71742 Attention: Mayor

Company:	International Paper Company South Edgar Street Fordyce, Arkansas 71742 Attention: Plant Manager

With a copy to:

International Paper Company One Maynard Drive Park Ridge, NJ 07656 Attention: Counsel.

Purchasers:	Citizens First Bank 611 W. 4th Stoat Fordyce, Arkansas 71742 Attention: President

Fordyce Bank and Trust Company 200 W. 4th Street Fordyce, Arkansas71742 Attention: President

Arkansas Development Finance Authority 100 Main Street, Suite 200 Little Rook, Arkansas 72201-8023 Attention: President

Any of the foregoing may, by notice given hereunder, designate any further or different address to which subsequent notices, certificates or other communications shall be sent.

Section 7.4             Successors and Assigns.  Except as may be hereinabove, specifically provided to the contrary, this Lease Agreement shall be binding upon and inure to the benefit or the parties hereto, and their respective successors and assigns.

Section 7.5             Captions.  The captions of the Articles herein are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope of this Least Agreement, nor the intent of the provisions hereof.

Section 7.6             Title.  The City covenants that it has full power and authority to enter into this Lease Agreement as fee title owner of the Premises.

Section 7.7             Brokerage.  The City and the Company warrant that no broker was involved in this Least Agreement or the transactions contemplated hereby.  Each party agrees to defend and indemnify the other party from claims for real estate commissions or fees arising out of any acts or negotiations of the indemnifying party with any broker, realtor or finder.

Section 7.8             Recordability of Lease.  (a)  This Lease Agreement shall be recorded and filed in such manner and in such places as may be required by law in order to fully preserve and protect the security of the owners of the Bonds and to perfect the security interest created by the Bond Purchase Agreement.

(b)           A photocopy or other reproduction of this Lease Agreement may be filed as a financing statement pursuant to the Uniform Commercial Code, although the signatures of the Company and the City on such reproduction are not original manual signatures.

Section 7.9             Consent of the City and the Company.  If any of the provisions under the term of this Lease Agreement require the consent or approval of the City or the Company before either party can do any act, such consent or approval shall not be unreasonably withheld or delayed.

Section 7.10           Mutual Attorneys’ Fees.  In the event either party institutes legal proceedings against the other for breach of any of the terms, conditions or covenantal of this Lease Agreement, or legal proceedings seeking an interpretation of this Lease Agreement, the losing party shall pay all costs, charges and expenses relative thereto, including reasonable attorneys’ fees of the prevailing party.

Section 7.11           Time of Essence.  Time is of the essence of this Agreement.

Section 7.12           Governing Law.  This Lease Agreement and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the State of Arkansas.

Section 7.13           Severability.  If any provision of this Lease Agreement shall be held or deemed to be or shall in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatsoever.

Section 7.14           No Personal Liability.  No covenant or agreement contained in this Lease Agreement shall be deemed to be the covenant or agreement of any official, officer, agent, or employee of the City or the Company in his individual capacity, and no such person shall be subject to any personal liability or accountability by reason of the issuance thereof.

Section 7.15           Amendments, Changes and Modifications.  Except an otherwise provided in this Lease Agreement or the Bond Purchase Agreement, subsequent to the initial issuance of Bonds and prior to payment in full of the Bonds (or the provision for payment thereof having been made in accordance with this provisions of the Bond Purchase Agreement), this Lease Agreement may not be effectively amended, changed, modified, altered or terminated nor any provision waived, without the written consent of the Purchasers.

Section 7.16           Limitation of City’s Obligations.  Any obligation of the City created by or arising out at this Lease Agreement shall be payable solely out of the revenues derived from this Lease Agreement or the sale of the Bonds or income earned on invested funds as provided in the Bond Purchase Agreement and shall not constitute, and no breach of this Lease Agreement by the City shall impose, a pecuniary liability upon the Issuer or a charge upon the City’s general credit.

Section 7.17           Execution of Counterparts.  This Lease Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEROF, the City and The Company have caused this Lease Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first above written.

ATTEST:	LESSOR: CITY OF FORDYCE, ARKANSAS

/s/	By:	/s/
City Clerk	Mayor

LESSEE: INTERNATIONAL PAPER COMPANY

	By:	/s/
	NAME/TITLE:	Martin M. Molot
Manager — Bulk Dispositions
& Leasing

ACKNOWLEDGMENT

STATE OF ARKANSAS	)
)
COUNTY OF DALLAS	)

Before me, a Notary Public duly commissioned, qualified and acting, within and for the County and State aforesaid, appeared in person the within named William Lyon and Janice McDaniel, Mayor and City Clerk, respectively, of the City of Fordyce, Arkansas, a municipality of the State of Arkansas, to me personally well known, who stated that they were duly authorized in their respective capacities to execute the foregoing instrument for and in the name of the City, and further stated and acknowledged that they had so signed, executed and delivered the foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

IN TESTIMONY WHEROF, I have hereunto set my hand and official seal this 10th day of January, 1997.

/s/
Notary Public

My Commission expirers:

[12/14/02]
(SEAL)

ACKNOWLEDGMENT

STATE OF NEW JERSEY	)
)
COUNTY OF BERGEN	)

Before me, a Notary Public duly commissioned, qualified and acting, within and for the County and State aforesaid, appeared

Martin M. Molot, Manager Bulk Disposition and Leasing

respectively, of International Paper Company, a New York corporation, to me personally well known, who stated that they were duly authorized in their respective capacities to execute the foregoing instrument for and in the name and behalf of the corporation, and further stated and acknowledged that they had so signed, executed and delivered the foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

IN TESTIMONY WHEROF, I have hereunto set my hand and official seal this 10th day of January, 1997.

/s/
Notary Public

My Commission expirers:

(SEAL)

EXHIBIT A

Description of Land

The following described land situated in Denser County, Arkansas, to-wit:

Start at the northwest corner of the SE 1/4 NW 1/4 Section 34, Township 10 South, Range 13 West and run east 15 feet, thence south 50 feet to the point of beginning; thence south 1270 feet, thence west 15 feet, to the southwest corner of the SE 1/4 NW 1/4, thence south 815.15 feet to a point in the center of Edgar Street on the north right of way line of the Cotton Belt Railroad , thence N 44 degrees 12 minutes 02 seconds East 1360.57 feet along said right of way, thence North 56.6 feet to an existing 3/4” rebar., thence west 90 feat to an existing 1” pipe, thence North 640 feet, thence west 165 feet along a fence, thence north 415 feet along a fence to a 1/2” rebar and the south side of said street, thence west 678.55 feet back to the point of beginning, containing 30.63 acres, more or less;

AND

Start at the northwest corner of the SE 1/4 NW 1/4, Section 34, Township 10 South, Range 13 West and run east 15 feat, thence south 1320 feet, thence west 15 feet, to the southwest corner of the SE 1/4 NW 1/4, thence south 815.15 feet to a point in the center of Edgar Street on the north right of way line of the Cotton Belt Railroad, thence N 44 degrees 12 minutes 02 seconds east 1418.71 feet along said right of way to the point of beginning; thence North 199.32 foot to an existing 1/2” rebar, thence east 188.54 feet to an existing 3/4” rebar on said railroad right of way, thence 44 degrees 12 minutes 02 seconds went 274.46 feet along said railroad right of way, back to the point of beginning, containing 0.43 acres, more or less.

This land lies as follows:
7.42 acres in the NE1/4 SW1/4,
23.64 acres in the SE1/4 NW1/4,
Section 34, Township 10 South, Range 13 West.

CERTIFICATE OF RECORD

STATE OF ARKANSAS

COUNTY OF DALLAS

I, Norma Castleberry, Clerk of the Circuit Court and ex-Officio Recorder for the county aforesaid, do hereby certify that the annexed and foregoing instrument was filed for record in my office on the 14th day of January A.D., 1997, at 9:17 o’clock A.M., and the same is now duly recorded, with the acknowledgment            and certificate thereon, in Record Book 167, Page 158.

IN TESTIMONY WHEREOF, I have set my hand and affixed the seal of said court this 14th day of January, A.D., 1997.

NORMA CASTLEBERRY, CLERK

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Section 7.5	Captions	17
Section 7.6	Title	17
Section 7.7	Brokerage	17
Section 7.8	Recordability of Lease	17
Section 7.9	Consent of the City and the Company	17
Section 7.10	Mutual Attorneys’ Fees	18
Section 7.11	Time of Essence	18
Section 7.12	Governing Law	18
Section 7.13	Severability	18
Section 7.14	No Personal Liability	18
Section 7.15	Amendments, Changes and Modifications	18
Section 7.16	Limitation of City’s Obligations	18
Section 7.17	Execution of Counterparts	18

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